Exhibit 10.26

HEALTH COVERAGE

CONTINUATION AGREEMENT

THIS AGREEMENT (the “Agreement”) made and entered into as of this 16th day of February, 2005, between FEDERAL REALTY INVESTMENT TRUST, a Maryland real estate investment trust (the “Trust”) and Donald C. Wood (the “Executive”).

RECITALS

WHEREAS, the Executive serves as Chief Executive Officer of the Trust;

WHEREAS, the Executive is willing to continue to serve as Chief Executive Officer of the Trust, but desires assurance that certain health coverage will be continued for him and his family after termination of his employment; and

WHEREAS, the Board of Trustees of the Trust (the “Board”), acting through its Compensation Committee, has determined that the best interests of the Trust would be served by agreeing to the Executive’s request;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

PROVISIONS

1. Definitions. For purposes of this Agreement, in addition to the capitalized terms defined elsewhere, the following capitalized terms have the meanings indicated unless the context clearly requires otherwise:

(a) “Cause” means the Executive’s—

(i)	failure (other than failure due to disability) to substantially perform his duties with the Trust or an affiliate thereof which failure remains uncured after written notice thereof and the expiration of a reasonable period of time thereafter in which Executive is diligently pursuing cure;

(ii)	willful conduct which is demonstrably and materially injurious to the Trust or an affiliate thereof, monetarily or otherwise;

(iii)	breach of fiduciary duty involving personal profit; or

(iv)	willful violation in the course of performing his duties for the Trust of any law, rule or regulation (other than traffic violations or misdemeanor offenses). No act or failure to act shall be considered willful unless done or omitted to be done in bad faith and without reasonable belief that the action or omission was in the best interest of the Trust.

(b) “Change in Control” means one or more of the following events:

(i)	An acquisition in one or more transactions (other than directly from the Trust or pursuant to options granted by the Trust) of any voting securities of the Trust (the “Voting Securities”) by any “Person” (as the term is used for purposes of Section 13(d) or 14(d) of the Securities Act of 1934, as amended (the “Exchange Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the Trust’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (A) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Trust or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Trust (a “Subsidiary”), (B) the Trust or any Subsidiary, or (C) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(ii)	The individuals who, as of the date of this Executive Agreement, are members of the Board of Trustees (the “Incumbent Trustees”), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Trust’s shareholders, of any new member was approved by a vote of at least two-thirds of the Incumbent Trustees, such new member shall, for purposes of this Executive Agreement, be considered as a member of the Incumbent Trustees; provided, further, however, that no individual shall be considered a member of the Incumbent Trustees if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Trustees (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii)	Approval by shareholders of the Trust of—

(A)	A merger, consolidation or reorganization involving the Trust, unless—

(I)	the shareholders of the Trust, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least a majority of the combined voting power of the outstanding voting securities of the Person resulting from such merger or consolidation or reorganization (the “Surviving Person”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

(II)	the individuals who were members of the Incumbent Trustees immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Person,

(III)	no Person (other than the Trust or any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Trust, or any Subsidiary, or any Person which, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of 20% or more of the then outstanding Voting Securities) has Beneficial Ownership of 20% or more of the combined voting power of the Surviving Person’s then outstanding voting securities, and

(IV)	a transaction described in clauses (I) through (III) shall herein be referred to as a “Non-Control Transaction;”

(B)	A complete liquidation or dissolution of the Trust; or

(C)	An agreement for the sale or other disposition of all or substantially all of the assets of the Trust to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (a) solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Trust which, by reducing the number of Voting Securities outstanding, increases the proportional number of Voting Securities Beneficially Owned by the Subject Person; provided, however, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Trust, and after such share acquisition by the Trust, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur; or (b) if the Trust (1) establishes a wholly-owned subsidiary (“Holding Company”), (2) causes the Holding Company to establish a wholly-owned subsidiary (“Merger Sub”), and (c) merges with Merger Sub, with the Trust as the surviving entity (such transactions collectively are referred as the “Reorganization”). Immediately following the completion of the Reorganization, all references to the Voting Securities shall be deemed to refer to the voting securities of the Holding Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Coverage Trigger” shall mean the occurrence of any one of the following events: (i) termination without Cause; (ii) termination (other than for Cause) following a Change in Control as provided in that certain Executive Agreement dated as of February 22, 1999 between the Trust and Executive, as amended by that certain Amendment to Executive Agreement of even date herewith between the Trust and Executive and as the same may be further amended from time to time; (iii) termination within six (6) months after having Good Reason, (iv) Retirement, (v) termination on account of death, and (vi) termination on account of Disability.

(e) “Disability” means disability within the meaning of the Trust’s long-term disability policy.

(f) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(g) “Good Reason” means one or more of the following events, provided that it has not been corrected:

(i)

The nature of Executive’s duties or the scope of Executive’s responsibilities are materially modified by the Trust without Executive’s written consent where such material modification constitutes a demotion of Executive; provided, however, that a change in the position(s) to whom Executive reports shall not by itself constitute a material modification of Executive’s responsibilities;

(ii)	The Trust changes the location of its principal office to outside a fifty (50) mile radius of the office where Executive is headquartered;

(iii)	The Trust’s setting of Executive’s base salary for any year at an amount which is less than 90% of the greater of (A) Executive’s base salary for 2005, or (B) Executive’s highest base salary during the 3 then most recent calendar years (including the year of termination), regardless of whether such salary reduction occurs in one year or over the course of years; or

(iv)	This Agreement is not assumed by a successor as required by section 6.

(h) “Health Coverage” means coverage for expenses for medical care within the meaning of Section 213(d) of the Code, other than (i) coverage under a flexible spending account that is funded by salary reduction; (ii) long-term care coverage; or (iii) dental or vision coverage.

(i) “Retirement” means termination of employment in accordance with (i) a qualified employee pension or profit-sharing plan maintained by the Trust, or (ii) the Trust’s retirement policy in effect immediately prior to such termination.

(j) “Termination Date” means the earlier of the date of Executive’s or the Trust’s written notice terminating Executive’s employment with the Trust, unless such notice shall specify an effective date of termination occurring later than the date of such notice, in which case such specified effective date shall govern.

2. Benefits. If the Executive’s employment with the Trust terminates as a result of a Coverage Trigger, the Trust shall make available to the persons described in subsection (a) below the Health Coverage set forth in subsection (b) below on the terms and conditions set forth in subsection (c) below for the period set forth in subsection (d) below following the Termination Date.

(a) Persons. The Trust shall provide the coverage described in subsection (c) to the following persons: (i) the Executive and the individuals who were his spouse and dependents (within the meaning of Section 106 of the Code) on the Termination Date and remain his spouse and dependents when the coverage is provided (“Executive’s Family”), and (ii) Executive’s daughter to the extent that she is not a member of Executive’s Family when the coverage is provided (“Executive’s Adult Daughter”). Executive’s spouse on the Termination Date remains his spouse when the coverage is provided if she is his spouse or surviving spouse on that date. Executive’s dependent on the Termination Date remains his dependent when the coverage is provided if he or she is his dependent (within the meaning of Section 106 of the Code) on that date or, if Executive has died, he or she has not reached age 25.

(b) Coverage. The Trust shall provide Health Coverage that—in conjunction with any coverage available to one or more members of Executive’s Family or Executive’s Adult Daughter under Part A and Part B of Medicare or Medicaid (or any successor programs) and under any plan maintained or contributed to by the Trust or another employer—is at least equal to the highest level of Health Coverage that was provided during the last 12 months prior to the Termination Date: (i) in the case of Executive’s Family, to Executive’s Family, and (ii) in the case of Executive’s Adult Daughter, to her.

The Health Coverage may be insured or self-insured, or a combination of both, at the Trust’s election. If it is insured, it may be provided under one or more group or individual policies. It may be, but is not required to be, provided under the same plan that covers active employees of the Trust. In determining whether the Health Coverage is at least equal to the highest level of coverage provided during the last 12 months prior to the Termination Date, inflation in the cost of medical care (medical inflation) shall be taken into account. If the Trust provides the Health Coverage in a manner that results in Executive being taxed on the value of such Health Coverage, the Trust shall pay to Executive such additional compensation as is necessary (after taking into account all federal, state and local taxes, including any interest and penalties imposed with respect to such taxes) to place Executive in the same after-tax position (including federal, state and local taxes) he would have been in had he not been taxed on the value of the Health Coverage.

To the maximum extent permitted by applicable law, the coverage provided under this section shall be secondary to any other health coverage provided to one or more members of Executive’s Family or Executive’s Adult Daughter under Medicare or Medicaid (or any successor programs), another health plan, or otherwise, and they shall be required to submit claims under those programs before making any claim for benefits under this Agreement.

(c) Terms and Conditions. Members of Executive’s Family and Executive’s Adult Daughter shall not be entitled to any Health Coverage under this Agreement unless the required portion of the cost of that coverage is paid on their behalf. The required portion in the case of Executive’s Family is the amount that Executive was required to pay for family health coverage provided as of the Termination Date, adjusted for medical inflation, minus any premiums paid by Executive’s Family for coverage under Medicare (or a successor program). This amount is reduced to the amount that Executive would have been required to pay for individual coverage for himself as of the Termination Date if and when Executive or his spouse is the only member of Executive’s Family receiving coverage under this Agreement. The required portion in the case of Executive’s Adult Daughter is the amount that Executive would have been required to pay for individual coverage for himself as of the Termination Date, adjusted for medical inflation, minus any premiums paid by Executive’s Family or Executive’s Daughter for coverage under Medicare (or a successor program).

(d) Period. Health Coverage provided under this Agreement shall begin immediately after the Termination Date and shall continue: (i) in the case of Executive’s spouse,

until the last to die of Executive and Executive’s spouse immediately before the Termination Date; provided, however, that if prior to Executive’s death Executive and Executive’s spouse divorce, such Health Coverage shall terminate immediately upon such divorce; (ii) in the case of Executive’s Family (other than Executive’s spouse and Executive’s Adult Daughter), Health Coverage would continue for each of Executive’s Dependents (other than Executive’s Adult Daughter) until such Dependent reached age 25, and (iii) in the case of Executive’s Adult Daughter, until her death.

3. Severability. In case any one or more of the provisions of this Agreement shall, for any reason, be held or found by determination of the arbitrator(s) pursuant to an arbitration held in accordance with section 16 below to be invalid, illegal or unenforceable in any respect (a) such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, (b) this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or of any other provision of this Agreement.

4. Administration. The Trust’s General Counsel shall have full and sole discretionary authority to construe and interpret the terms of this Agreement, and determine factual issues, including the power to remedy possible ambiguities, inconsistencies or omissions. This Agreement may be terminated, amended, modified or supplemented only by a written instrument executed by Executive and the Trust.

5. Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach. No failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights to exercise the same any subsequent time or times hereunder.

6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive) and assigns. No rights or obligations may be assigned or transferred by the Trust except that such rights or obligations shall be assigned or transferred pursuant to a merger or consolidation in which the Trust is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Trust, to the successor to all or substantially all of the assets of the Trust and such assignee or transferee shall assume the liabilities, obligations, and duties of the Trust, as contained in this Agreement, either contractually, or as a matter of law. The Trust further agrees, that in the event of a sale of assets or liquidation as described in the foregoing sentence, it shall take whatever action it is legally entitled to take in order to cause the assignee or transferee to expressly assume the liabilities, obligations, and duties of the Trust under this Agreement. Notwithstanding any such assignment, the Trust shall not be relieved from liability under this Agreement. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive.

7. Attachment. Except as required by law, the right to receive benefits under this Agreement shall not be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or the execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

8. Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

9. Governing Law. This Agreement has been executed and delivered in the State of Maryland and its validity, interpretation, performance and enforcement shall be governed by the laws of said State to the extent not preempted by ERISA or other federal law; provided, however, that any arbitration under section 16 below shall be conducted in accordance with the Federal Arbitration Act as then in force.

10. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered in person or when deposited in the U.S. mail, registered or certified, postage prepaid, and mailed to Executive’s addresses set forth herein and the business address of the Trust, unless a party changes its address for receiving notices by giving notice in accordance with this section, in which case, to the address specified in such notice.

11. Withholding. The Trust shall have the power and the right to deduct or withhold, or require any individual receiving Health Coverage under this Agreement to remit to the Trust, an amount in cash sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld.

12. Continued Employment. This Agreement shall not confer upon the Executive any right with respect to continuance of employment by the Trust.

13. Source of Payments. All premium payments and other benefits provided under this Agreement shall be paid in cash from the general funds of the Trust, and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment. Participants shall have the status of general unsecured creditors of the Trust.

14. Exculpatory Clause. Neither the Trust’s shareholders nor the Trustees, officers, employees or agents of the Trust shall be liable under this Agreement, and the Executive shall look solely to the Trust’s estate for the payment of any claim under or for performance of this Agreement.

15. Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if each of the signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

16. Disputes. A claim or appeal relating to this Agreement shall be subject to the claims and appeals procedures set forth in any welfare benefit plan maintained by the Trust, or comparable procedures adopted by the Trust. Once these claims procedures are exhausted:

(a) Any controversy, claim or dispute arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the then-existing

Employment Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The parties irrevocably consent to the jurisdiction of the federal and state courts located in Maryland for this purpose. Each such arbitration proceeding shall be located in Maryland.

(b) The arbitrator(s) may, in the course of the proceedings, order any provisional remedy or conservatory measure (including, without limitation, attachment, preliminary injunction or the deposit of specified security) that the arbitrator(s) consider to be necessary, just and equitable. The failure of a party to comply with such an interim order may, after due notice and opportunity to cure with such noncompliance, be treated by the arbitrator(s) as a default, and some or all of the claims or defenses of the defaulting party may be stricken and partial or final award entered against such party, or the arbitrator(s) may impose such lesser sanctions as the arbitrator(s) may deem appropriate. A request for interim or provisional relief by a party to a court shall not be deemed incompatible with the agreement to arbitrate or a waiver of that agreement.

(c) The parties acknowledge that any remedy at law for breach of this Agreement may be inadequate. Consequently, in addition to any other relief that may be available, the arbitrator(s) also may order permanent injunctive relief, including, without limitation, specific performance, without the necessity of the prevailing party proving actual damages and without regard to the adequacy of any remedy at law.

(d) In the event that Executive is the prevailing party in such arbitration, then Executive shall be entitled to reimbursement by the Trust for all reasonable legal and other professional fees and expenses incurred by him in such arbitration or in enforcing the award, including reasonable attorney’s fees.

(e) The parties agree that the results of any such arbitration proceeding shall be conclusive and binding upon them.

17. Mitigation. Executive shall not be required to mitigate the amount of any premium payment or other benefit provided for in this Agreement by seeking other employment.

18. Third Party Beneficiaries. This Agreement is for the benefit of members of Executive’s Family and Executive’s Adult Daughter, and they may be regarded as third party beneficiaries of this Agreement. In such case, they shall be bound by all of the limitations imposed on Executive under this Agreement, including but not limited to the arbitration requirement in section 16 above.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year indicated above.

/s/ Donald C. Wood
(Executive’s Signature)

Address:	55 Warwick Stone Way
Great Falls, VA 22066

FEDERAL REALTY INVESTMENT TRUST

By:	/s/ Mark S. Ordan
Name:	Mark S. Ordan
Title:	Chairman of the Board

Address:	1626 East Jefferson Street
Rockville, MD 20852-4041